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                                                                     EXHIBIT 4.5

                          DIRECTOR SHARE PURCHASE PLAN

                        FOR DIRECTORS OF NOVA CORPORATION

Effective May 10, 1994, NOVA Corporation assumed all rights and obligations of NOVA Corporation of Alberta under the Director Share Purchase Plan for Directors of NOVA Corporation of Alberta. NOVA Corporation of Alberta heretofore established the said Director Share Purchase Plan effective as of January 1, 1994. Effective as of May 10, 1994 the said Director Share Purchase Plan is amended and restated as hereinafter set forth as the Director Share Purchase Plan for Directors of NOVA Corporation.

1.   DEFINITIONS

1.1 In this plan (including this Section) unless there is something in the context inconsistent therewith, the following definitions shall have the following meanings respectively:

     "ASSETS" means in respect of the Fund or a Member's Account the following property held under the Plan in respect of the Fund or such Member's
     Account:

          (a) the number of NOVA Common Shares held by the Custodian;

          (b) all securities, other assets and cash (the latter held pending investment in NOVA Common Shares) received by way of dividends or distributions on or in respect of NOVA Common Shares previously purchased and then held by the Custodian;

          (c) interest paid by the Custodian on cash deposits in a Member's Account; and

          (d) cash then held by the Custodian pending investment or disbursement upon a withdrawal permitted by Article 9 hereof;

     "ATTENDANCE FEES" means the amounts payable by the Corporation to a Member as remuneration for the Member's attendance at meetings of the Board of Directors or of a Committee of the Board of Directors;

     "BOARD OF DIRECTORS" means the board of directors of the Corporation;

     "COMMITTEE" means the committee appointed by the Corporation, pursuant to
     Article 10 hereof;

     "COMMITTEE OF THE BOARD OF DIRECTORS" means a committee comprised of Directors appointed by the Board of Directors pursuant to the By-laws of the Corporation;

     "CONTRIBUTIONS" means Director Fees, minus all Withholding Amounts, designated by a Director in a Notice submitted pursuant to Sections 3.1 and
     4.2 hereof;


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     "CORPORATION" means NOVA Corporation, a corporation incorporated under the laws of the Province of Alberta and any successor or continuing corporation resulting from any form of corporate reorganization;

     "CUSTODIAN" means a person or company appointed to act as custodian of the Fund for the benefit of the Members and any permitted successor or assign thereof;

     "CUSTODIAN AGREEMENT" means the Custodianship and Agency Agreement between the Corporation and the Custodian which provides for the establishment of the Fund as may be amended from time to time pursuant to the terms thereof;

     "DRSPP" means the Dividend Reinvestment and Share Purchase Plan of the Corporation;

     "DIRECTOR" means a member of the Board of Directors;

     "DIRECTOR FEES" means Retainer Fees, Attendance Fees, Travel Fees and all other amounts that are payable by the Corporation to a Member as remuneration for services performed by the Member as a Director but does not include expenses for which a Director is entitled to be reimbursed;

     "EFFECTIVE DATE" means January 1, 1994;

     "FUND" means the aggregate of the Members' Accounts;

     "MEMBER" means any Director who becomes a participant under the Plan in accordance with Section 3.1 hereof and who has not ceased to be a Member as provided in Section 9.6 hereof;

     "MEMBER'S ACCOUNT" means all cash, NOVA Common Shares and other assets held by the Custodian on behalf of the Member under the Plan, including Contributions held pending investment or disbursement to a Member pursuant to Article 9 hereof and all securities, other assets and cash (the latter held pending investment in NOVA Common Shares) received by way of dividends or distributions whenever made on or in respect of NOVA Common Shares previously purchased and held in the Member's Account and any interest on any of the foregoing;

     "NOTICE" means a written notification submitted to the Corporation and to the Custodian on the forms prescribed by the Corporation;

     "NOVA COMMON SHARES" means issued and outstanding common shares in the share capital of the Corporation as constituted at May 10, 1994 or as subsequently consolidated or subdivided and any other shares resulting from redemption or change of such shares or resulting from amalgamation, consolidation, merger, plan, of arrangement, reorganization or otherwise;


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     "PLAN" means the Director Share Purchase Plan for Directors of NOVA
     Corporation established by the Corporation and includes any subsequent amendments, modifications and supplements hereto;

     "RETAINER FEES" means the amounts payable by the Corporation to a Member as remuneration for services performed by the Member as a Director, other than Attendance Fees and Travel Fees;

     "TRAVEL FEES" means the amounts payable by the Corporation to a Member as remuneration for the Member's attendance at meetings of the Board of Directors or of a Committee of the Board of Directors;

     "WITHHOLDING AMOUNTS" means all amounts required to be withheld or deducted from Director Fees or dividends for or on account of any present or future taxes, duties, assessments, interest or charges imposed or levied by or on behalf of any government, governmental authority or agency having the power to tax and required by law or the administration thereof to be withheld or deducted;

     "THIS PLAN, HEREIN, HEREOF, HEREUNDER", and similar expressions refer to this Plan and not to any particular section or subsection, clause or subdivision or other portion hereof and includes any and every amendment, modification and supplement hereto.

2.   GENERAL

2.1  The Plan shall be effective commencing on and after the Effective Date.

2.2 Should any Member entitled to receive any benefits hereunder be, in the judgment of the Custodian, physically or mentally incapable of personally receiving and giving a receipt for any payment or distribution, the Custodian may make payment or distribution into court or to such other person or persons, if any, who are legally entitled to receive such payment or distribution, and such payment or distribution shall constitute a complete discharge of all liability with respect to any such benefit.

2.3 The Committee may from time to time prescribe such forms or other Notices or communications for use by the Committee, the Custodian, the Corporation, the Members and by Directors as the Committee may deem appropriate and may specify the information to be included in such forms, Notices or other communications to be given and the time within which such forms, Notices or communications shall be given. The Committee may waive any such requirement on such terms and conditions, if any, as the Committee may deem appropriate.

2.4 In the case of any withdrawal of all or a portion of a Member's Account the delivery of certificates representing NOVA Common Shares and payment of any amount in a Member's Account being withdrawn shall be made by the Custodian to the person or persons entitled thereto within such reasonable time after the date the Custodian is requested to make such delivery and payment as is required for the due processing of such request and any sale of assets or securities required in order to make such payment.


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2.5  Notwithstanding any other provision of the Plan, the Custodian may not be required to acquire for the purpose of the Plan any NOVA Common Shares which will result in the Fund holding, in the aggregate, more than 10% of the outstanding number of NOVA Common Shares.

3.   ELIGIBILITY AND REGISTRATION

3.1 Any person who is or becomes a Director shall be entitled to elect to participate as a Member of the Plan by submitting a Notice to the Corporation and the Custodian which designates the amount of Contributions such Member elects to have the Corporation deposit with the Custodian into such Member's Account which shall be equal to at least 50% of the amount of Retainer Fees payable to such Member calculated after deduction of Withholding Amounts.

4.   CONTRIBUTIONS

4.1 Subject to the terms of the Plan, the Corporation shall pay to the Member's Account at the end of each calendar quarter an amount equal to the Member's Contributions designated by the Member in the Notice submitted pursuant to Sections 3.1 and 4.2 hereof.

4.2 A Member shall be entitled, by submitting a Notice to the Corporation and the Custodian on or prior to the 15th day of the month in which the end of a calendar quarter occurs, to change the designated amount of such Member's Contributions to be deposited by the Corporation with the Custodian in such Member's Account, provided that the designated amount shall be equal to at least 50% of the amount of Retainer Fees payable to such Member calculated after deduction of Withholding Amounts.

5.   INVESTMENT PROVISIONS

5.1 All Contributions payable by the Corporation to a Member shall be deposited with the Custodian in the Member's Account for investment by the Custodian as soon as reasonably practicable in NOVA Common Shares to be purchased by the Custodian in the open market. All NOVA Common Shares purchased by the Custodian for and on behalf of a Member shall be deposited and thereafter held in the Member's Account subject to the provisions of Articles 6 and 9 hereof. Pending investment, the Custodian shall pay interest on such contributions.

5.2 NOVA Common Shares purchased for a Member's Account shall be purchased in the open market.

5.3 The Custodian shall, with respect to all whole and fractional NOVA Common Shares held in the Fund, participate in the DRSPP. Any dividends or other cash distributions on whole and fractional NOVA Common Shares shall, pursuant to and in accordance with the DRSPP, be reinvested in NOVA Common Shares. Each Member, by participating in the Plan, agrees to the Custodian's participation in the DRSPP in respect of all whole and fractional NOVA Common Shares so acquired for the Member.

5.4 The Custodian will credit the Member's Account with whole and fractions of NOVA Common Shares. A Member will be credited with dividends on whole and fractional NOVA Common Shares held in a Member's Account. In the case of a withdrawal involving a fraction of


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a NOVA Common Share, nothing in this Plan shall require the Custodian to sell, purchase or deliver any fraction of a NOVA Common Share, provided that the person entitled to the delivery of a fractional NOVA Common Share receives a cash payment therefor based upon the closing price on The Toronto Stock Exchange on the relevant date or if such date is not a day on which a closing price is available, on the next immediately preceding day on which a closing price is available. The Custodian will take up and purchase for its own account at the price specified in this Section 5.4 any fraction of a NOVA Common Share requested to be delivered to a Member or otherwise required to be sold where a purchaser therefor cannot be found.

5.5 The Custodian shall, within two business days following the purchase of or reinvestment in NOVA Common Shares pursuant to Section 5.1 or 5.3 hereof, respectively, provide to a Member and to the Corporation a statement showing the number of NOVA Common Shares purchased or reinvested on behalf of such Member, the purchase price thereof and the cumulative total of NOVA Common Shares held in such Member's Account at such time.

6.   MAINTENANCE OF MEMBER'S ACCOUNT

6.1 A Member's Account will be maintained by the Custodian for each Member which will record:

     (a) the Member's Contributions to the Plan and any Withholding Amounts withheld by the Corporation therefrom;

     (b) the number of NOVA Common Shares purchased with the Contributions which have been deposited to the Member's Account;

     (c) the number of NOVA Common Shares purchased or acquired on behalf of the Member from amounts paid to such Member's Account by way of dividends or distributions on or in respect of NOVA Common Shares held for the Member in such Member's Account;

     (d) cash or property received by a Member by way of dividend or distributions on or in respect of NOVA Common Shares held for a Member in such Member's Account; and

     (e) interest earnings and dividends as they accrue from time to time on assets held for the Member in the Member's Account.

6.2 No NOVA Common Shares or other property held in a Member's Account may be withdrawn from the Plan except in the manner and in the circumstances provided in Article 9.

6.3 Subject to Article 9, all voting and other rights associated with beneficial ownership of NOVA Common Shares and other property held in a Member's Account shall be exercisable by the Member.

6.4 In the event that there is a takeover bid or issuer bid (each as defined in the applicable Canadian or United States securities laws) for any outstanding NOVA Common Shares or an offer or proposal to engage in any transaction whereby a person could acquire control of or a


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significant interest in the Corporation, in which holders of NOVA Common Shares are entitled or encouraged to participate, a Member may participate in any such transaction on compliance with such procedures as the Custodian or NOVA may prescribe from time to time.

7.   VESTING

7.1 All Contributions payable by the Corporation to a Member and deposited to the Member's Account shall vest in the Member on the date upon which such Contribution is deposited to the Fund.

7.2 All interest earnings and dividends received by the Custodian and arising from Contributions by the Corporation to a Member's Account shall vest in the Member on the date on which such interest earnings and dividends were so received by the Custodian.

8.   ASSIGNMENT

8.1 All monies payable to, or NOVA Common Shares transferable to, a Member or a beneficiary or any other person pursuant to the provisions of the Plan are for the provision of benefits to such Member, beneficiary or other person, are not capable of assignment or alienation and do not confer upon any Member, beneficiary or any other person, any right or interest in the monies or NOVA Common Shares which is capable of being assigned or otherwise alienated. Monies and NOVA Common Shares payable or transferable under the Plan shall not be assigned, attached, alienated, sold, transferred, pledged, encumbered or given as security, and to the extent permitted by law, shall not be subject to attachment, execution or seizure. Any transaction purporting to assign, attach, alienate, sell, transfer, pledge, encumber, charge, or give as security any monies or NOVA Common Shares payable or transferable under the Plan shall be void and of no force or effect.

9.   WITHDRAWALS

9.1 A Member may up to four times per calendar year upon submitting a Notice to the Corporation and the Custodian withdraw, in accordance with Sections 9.2 and 9.3, all or some portion of the Assets in such Member's Account at such time. In the event a Member wishes to withdraw all of the Assets in such Member's Account, which Assets include NOVA Common Shares, such instructions shall be deemed to include an instruction to withdraw the Assets received by the Custodian on behalf of the Member in respect of any distribution or dividend on such NOVA Common Shares after the applicable date.

9.2 The Member has the option of withdrawing NOVA Common Shares from such Member's Account or a portion thereof in certificate or book-entry form and, failing any instructions to the contrary, the Member shall be deemed to have elected to withdraw all such NOVA Common Shares in certificate form.

9.3 Subject to Section 9.1 hereof, a Member is entitled to request a withdrawal of Assets in cash, in which case the Custodian will be required to sell a portion or all of the NOVA Common Shares and/or properties in the Member's Account as so designated in the Notice submitted by the Member. The Custodian will, within two business days following the sale of NOVA


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Common Shares, provide to such Member and the Corporation a statement showing the number of NOVA Common Shares sold on behalf of such Member, the sale price obtained therefor and the cumulative total of NOVA Common Shares held in such Member's Account at such time.

9.4 In the event of the death of a Member, participation in the Plan of such Member shall be terminated and at the option of the beneficiary or if no beneficiary has been specified, at the option of the estate of the Member, the NOVA Common Shares in the number held in such Member's Account or a portion thereof (as specified by the beneficiary or if no beneficiary has been specified, by the estate of the Member) and all other Assets held in such Member's Account as at the date of death of such Member shall be paid and delivered by the Custodian to the beneficiary or estate of the Member as previously designated by the Member.

9.5 When a Member ceases to hold office as a Director as a result of expiry of term of office, resignation, removal or disqualification or if a Member elects to terminate participation in the Plan by submitting a Notice to the Custodian and the Corporation, participation in the Plan of such Member shall be terminated and the Assets held in such Member's Account as at the date of such expiry of term, resignation, removal or disqualification or date of elected termination shall be delivered and paid to such Member by the Custodian, such delivery or payment to occur within such reasonable time after the expiry of term, resignation, removal or disqualification or elected termination as is required for determination or processing. Any Contributions to which such Member may be entitled after such date will be promptly paid to such Member by the Custodian upon the Corporation's payment thereof to the Custodian.

9.6 When a Member ceases to hold office as a Director as a result of death, expiry of term of office, resignation, removal or disqualification or when a Member submits a Notice to the Custodian and the Corporation electing to terminate participation in the Plan, the Member shall cease to be a Member as of the date of such death, expiry of term, resignation, removal, disqualification or elected termination and thereafter shall have no rights under this Plan except that of receiving the NOVA Common Shares in the number held in such Member's Account and all other Assets held in such Member's Account in accordance with Sections 9.4 or 9.5, as the case may be.

10.  THE COMMITTEE

In order to provide for the orderly administration of the Plan, the Board of Directors may appoint a committee composed of members of the Board of Directors and officers of the Corporation (herein referred to as the "Committee") to be structured in the manner and vested with such powers, authorities and discretions as described below:

10.1 STRUCTURE

     (a) The Committee shall annually elect a member of the Committee to be chairman.

     (b) The Committee shall annually appoint a secretary who shall maintain minutes and records of all proceedings and transactions of the Committee.


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     (c) The Committee from time to time may fix its quorum for the transaction of any business at not less than a majority of its members (which minimum shall be the quorum until so fixed) and no business shall be transacted by the Committee except by resolution in writing signed by all members of the Committee or at a meeting of members at which a quorum is present in person or by means of telephone or other telecommunications device that permits all persons participating in the meeting to speak to and hear each other.

     (d) The Committee may appoint a sub-committee to oversee the administration of the Plan, the members of which shall not be limited to the Committee members. This sub-committee shall have the right of sub-delegation.

     (e) Except as limited herein or by the resolution of the Board of Directors, the Committee may regulate the procedures to be followed at its meetings.

10.2 POWERS, AUTHORITIES AND DISCRETIONS

     (a) Subject to the discretion of the Board of Directors, the Committee shall be responsible for the proper and orderly administration of the Plan, including but not limited to the following:

          (i) approval for filing and filing of such reports, returns and submissions as are required by all persons and bodies having competent jurisdiction over the Plan;

          (ii) determination of all questions of interpretation and application of the Plan and any document or agreement written or entered into pursuant to the Plan;

          (iii) recommending changes to the Plan and any document or agreement written or entered into pursuant to the Plan.

     (b) The Committee shall cause the accounts of the Plan and Fund to be audited annually by the auditor appointed in that regard by the Board of Directors which auditors may be the same as the Corporation's auditors.

     (c) The Committee shall recommend to the Board of Directors the appointment of auditors and custodians for Members of the Plan and shall be responsible for the approval and payment of the fees and charges of such auditors and custodians. The Committee may appoint such other advisors and counsel as are necessary or deemed by the Committee to be advisable for the proper administration of the Plan. The Committee and the Board of Directors shall be entitled to rely conclusively upon all tables, valuations, certifications, opinions and reports which shall be furnished by an accountant, legal counsel or other such professional personal who shall be employed or engaged for such purposes.

     (d) The Committee shall annually cause to be prepared a report of the operation and administration of the Plan up to the end of the fiscal period covered by the auditor's


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                                       9

     report. The Board of Directors will consider and review the report and if the Board of Directors is satisfied with the contents thereof the Board of Directors will accept the report.

11.  MANAGEMENT OF THE FUND

11.1 The Fund comprises the aggregate of the Members' Accounts. To facilitate operation of the Plan, the Corporation shall, on behalf of the Members, enter into a Custodian Agreement to provide for the holding and investing of the Contributions to the Plan together with the accretions thereto and the income derived therefrom in accordance with the terms of the Plan and the instructions of the Members and to provide safekeeping and custodial services in respect of the Fund. No Member, Member's estate or other person shall have any rights in or to any part of the principal or income of the Fund or any part of the Assets thereof, except when and to the extent expressly set out in the Plan.

11.2 The Custodian shall be in an arm's length relationship with the Corporation and shall be appointed by the Corporation and each Member as custodian and agent for and on behalf of such Member, with such rights, powers and authorities as are set forth in the Custodian Agreement. The Custodian shall invest the Fund in investments authorized by and in accordance with the Plan.

11.3 All expenses reasonably incurred in connection with the administration of the Plan including, but not limited to, legal fees, accounting fees and consulting fees, shall be paid by the Corporation. Except as noted below in this
Section 11.3, all expenses reasonably incurred in connection with the Fund including, but not limited to, fees of the Custodian, expenses incurred by the Custodian in managing and holding the Fund and the Assets thereof, taxes, governmental assessments, and similar charges shall be paid by the Corporation. Stock brokerage charges on the purchase and sale of NOVA Common Shares shall be paid out of the Contributions deposited to a Member's Account in the case of a purchase of NOVA Common shares and out of the proceeds of sale in the case of a sale of NOVA Common Shares.

12.  AMENDMENTS TO AND TERMINATION OF THE PLAN

12.1 Subject to the provisions of this Article 12, and to any requirements of applicable law, the Board of Directors reserves the right to amend or terminate the Plan at any time.

12.2 Notwithstanding the foregoing, the Board of Directors may delegate to the Committee, the responsibility for approval of administrative amendments to the Plan and, if such delegation occurs, the Committee will, on an annual basis, report such administrative amendments to the Board of Directors. The Committee may sub-delegate this responsibility for approval of administrative amendments to the sub-committee appointed pursuant to Section 10.1(d).

12.3 Notwithstanding the foregoing, no amendment or termination of the Plan shall adversely affect the right of a Member, a Member's estate, or a Member's beneficiary, as the case may be, to receive the value of the Member's Account in accordance with the terms of the Plan.


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                                       10

12.4 The Committee may correct manifest errors and typographical or clerical mistakes in the text of the Plan and the proper officers of the Corporation may execute all such documents as may be necessary to correct such errors and mistakes. Any such documents shall be filed with the Custodian.

12.5 No amendment, change or modification shall be made in the Plan which will, without the Custodian's written consent, alter the duties of the Custodian.

12.6 In the event the Plan is terminated, all Assets held in a Member's Account as at the date of termination shall be delivered and paid to such Member in kind, unless the Member requests payment in cash, such delivery or payment to occur within such reasonable time after the date of termination as is required for determination or processing the delivery and payment of Assets under this
Section 12.6.

13.  LIABILITY

13.1 The Corporation and the Custodian shall not be liable to a Member for any losses incurred by such Member resulting from any delays or other irregularities in respect of the administration of the Plan whether such losses resulted from the negligence of the Corporation or the Custodian or otherwise.

14.  MISCELLANEOUS

14.1 The Plan has been established and is maintained as a voluntary and unilateral undertaking of the Corporation and shall not give or be deemed to give any Member a right to continued appointment as a Director and shall not interfere with any right of the shareholders of the Corporation to remove any Member as a Director at any time. Any benefit to which a Member may be entitled hereunder shall for all purposes under this Plan or otherwise be deemed an additional benefit of being a Director. The Corporation expressly disavows the creation of any rights in Directors, beneficiaries or alternate payees or any obligations on the part of the Corporation or the Committee, except as expressly provided herein.

14.2 The Plan has been established for the exclusive benefit of the Members and their beneficiaries and the Corporation shall have no right, title to, nor interest in, the Contributions made to the Fund, and no part of the Fund shall revert to the Corporation except that, in the case of a Contribution which is made by a mistake of fact, such mistaken Contribution shall be returned to the Corporation within (1) year after such mistaken Contribution is made.

14.3 Any action taken in good faith by the Committee in the exercise of authority conferred upon it by the Plan shall be conclusive and binding upon the Members, their beneficiaries and alternate payees.

14.4 Neither the Corporation, the Board of Directors (or any member thereof) nor the Committee (or any member thereof) shall be liable for any breach of fiduciary responsibility resulting from the act or omission of any other fiduciary or any person to whom fiduciary responsibilities have been allocated or delegated.


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                                       11

14.5 The Corporation does not intend to create additional fiduciary liability or to characterize actions or responsibilities as fiduciary in nature beyond that required by law.

14.6 To the extent permitted by law, the Corporation hereby indemnifies each member of the Board of Directors and the Committee, and any other employee of the Corporation with duties under the Plan, against expenses (including any amount paid in settlement) reasonably incurred by him or her in connection with any claims against him or her by reason of his or her conduct in the performance of his or her duties under the Plan, except in relation to matters as to which he or she acted fraudulently or in bad faith in the performance of such duties. The preceding right of indemnification shall be in addition to any other right to which the Board of Directors or Committee members or any other person may be entitled as a matter of law or otherwise and shall pass to the estate of such person.

14.7 Notwithstanding any other provision of the Plan, the Corporation may refrain from doing anything otherwise required herein which would or might, in the Corporation's opinion be contrary to the law of any jurisdiction or any official directive or render the Corporation liable to any person otherwise than as provided or contemplated herein.

15.  INTERPRETATION

15.1 The Plan shall be governed, construed and administered in accordance with the laws of the Province of Alberta, Canada.

15.2 In this text words importing the singular meaning shall include the plural and vice versa, and words importing the masculine shall include the feminine and neuter genders.

15.3 The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from this Plan.

DATED at Calgary, Alberta as of May 10, 1994.